EXHIBIT 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Affiliates Set New Production and Shipment Records, Corporation Continues Early Pay Down of Debt

Linthicum Heights, Maryland, January 5, 2006 – Foundation Coal Holdings, Inc. (NYSE:FCL) today announced that its Pennsylvania affiliates, Cumberland Coal Resources, LP and Emerald Coal Resources, LP, have broken two longstanding production and shipment records, while at the same time setting new records in safety performance. In addition, Foundation Coal West, which operates the Belle Ayr and Eagle Butte mines in Wyoming’s Powder River Basin, also set a new business unit record for shipments in a single year.

Strong cash flow generation from these and other affiliates enabled Foundation PA Coal Company, which holds all of the corporation’s long-term debt, to pay down early an additional $30 million of its Bank Term Loan B. Combined with voluntary payments of $85 million at the end of 2004 and $20 million in August 2005, the company has repaid $135 million of the original $470 million loan.

The Cumberland Mine, which began operations over 30 years ago, established a new production record for a single-longwall mine operated by Foundation’s Pennsylvania affiliates or their predecessor companies. With 7.09 million tons of clean coal production and 6.98 million tons of shipments in 2005, Cumberland bested the prior records of 6.74 million tons and 6.66 million tons, respectively, set in 2001 by the Emerald Mine. Notably, Cumberland output had surpassed the prior record on December 13, 2005, with more than half the month remaining.

Record Cumberland output, combined with very strong production at Emerald, resulted in a new Pennsylvania business unit record of 13.79 million tons, topping the prior high of 13.39 million tons, also achieved in 2001. Annual shipments from the combined operations also set a new peak at 13.68 million tons, beating the 2001 record of 13.48 million tons.

In Wyoming, the Belle Ayr and Eagle Butte mines combined to ship 43.61 million tons, beating the prior record of 42.64 million tons set in 2003. Notably, the new business unit record occurred in a year marred by significant railroad service disruptions related to weather-related events occurring in early spring and subsequent track maintenance.

“We are extremely proud of the achievements of our Pennsylvania and Wyoming operations in 2005,” said James F. Roberts, Foundation Coal president and chief executive officer. “These mines are proof positive that strong leadership, a skilled and highly-trained workforce, and a philosophy of continuous improvement can yield more tonnage without compromising worker safety.” Roberts added, “Every additional ton of coal from these mines assured our ability to meet customers’ needs in 2005 and provided significant value generation for shareholders. The exceptional efforts of these dedicated employees complement a strong year of performance across all of Foundation’s diverse operations.”

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 13 coal mines and related facilities in several states including Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 2,900 people and produces approximately 67 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

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